UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2010

The Navigators Group, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-15886	13-3138397
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 International Drive, Rye Brook, New York	10573
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 934-8999

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2010, the Company held its annual meeting of shareholders (the “Annual Meeting”) in Rye Brook, New York. At the Annual Meeting, the shareholders of the Company approved The Navigators Group, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Restated Incentive Plan”) to replace the Company’s Amended 2005 Stock Incentive Plan (the “Prior Plan”).  As compared to the Prior Plan, the Restated Incentive Plan allows the Company to grant performance-based awards that qualify for the exception to the deductibility limit set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended, and also provides the Company with an incentive plan that expands the types of incentive compensation awards that may be granted to eligible persons, including the Company’s executive officers and directors. All awards granted under the Prior Plan and outstanding as of the effective date of the Restated Incentive Plan will be governed by the terms of the Restated Incentive Plan.

A description of certain key features of the Restated Incentive Plan appears on pages 30-37 of the Company’s 2010 Proxy Statement on Schedule 14A that was filed with the Securities and Exchange Commission on April 14, 2010 (the “Proxy Statement”).

The foregoing is a summary of the changes effected by the Restated Incentive Plan and does not purport to be complete. It is qualified in its entirety by reference to the full text of the Restated Incentive Plan, a copy of which is attached as Appendix A to the Proxy Statement.  A copy of the Restated Incentive Plan is also included with this Current Report on Form 8-K as Exhibit 10.1.

On May 26, 2010, the Compensation Committee of the Board of Directors (the “Committee”) completed a review of the performance of Mr. Stanley A. Galanski, President & Chief Executive Officer of the Company, and of Mr. Galanski’s compensation relative to peers in the marketplace.  As a result of this review, the Committee approved a grant to Mr. Galanski of 26,634 restricted share units of the Company’s common stock under the Restated Incentive Plan.  The award will vest on March 1, 2013. The actual award amount that vests will vary based upon the Company’s compound growth in book value over the thirty-one month period from May 31, 2010 through December 31, 2012, with a maximum possible threshold of 150% of the award grant.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On May 25, 2010, the Audit Committee of the Board of Directors amended The Navigators Group, Inc. Corporate Code of Ethics and Conduct (the “Code of Ethics”) to further strengthen its protection against insider trading.  The amendment as adopted expands the blackout period for trading in the Company’s securities by certain executive officers and directors of the Company and its subsidiaries.  The amendment was adopted in order to reduce the risk of unintentional errors in late-quarter trades.

The Code of Ethics is posted on the Corporate Governance page of our website at www.navg.com. A copy of the Code of Ethics, as amended, is also included with this Current Report on Form 8-K as Exhibit 14.1 and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

As of April 1, 2010, the Company’s record date for the Annual Meeting, there were a total of 17,228,278 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, 15,782,561 shares of common stock, or approximately 91.6% of the shares outstanding and entitled to vote, were represented in person or by proxy and, therefore, a quorum was present.

Set forth below are the final voting results for each proposal submitted to a vote of the shareholders.

1.	The following nominees for directors were elected to hold office until the 2011 Annual Meeting of shareholders or until their respective successors have been duly elected and qualified. The number of votes for, against, and abstained and all shares as to which brokers indicated that they did not have the authority to vote (“Broker Non-Votes”) with respect to each director were as follows:

Nominee	For	Withheld	Broker Non-Votes
H. J. Mervyn Blakeney	14,235,982	223,823	1,322,756
Peter A. Cheney	14,302,062	157,743	1,322,756
Terence N. Deeks	14,164,397	295,408	1,322,756
W. Thomas Forrester	14,236,062	223,743	1,322,756
Stanley A. Galanski	14,214,079	245,726	1,322,756
John F. Kirby	14,236,062	223,743	1,322,756
Marjorie D. Raines	14,302,162	157,643	1,322,756
Marc M. Tract	12,823,234	1,636,571	1,322,756

2.	The proposal to approve the Company’s Amended and Restated 2005 Stock Incentive Plan was approved. The number of votes for, against, and abstained and all Broker Non-Votes with respect to this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
12,980,620	1,065,706	413,479	1,322,756

3.	The proposal to ratify the appointment of KPMG LP as the independent auditors of the Company for fiscal year end December 31, 2010 was approved. The number of votes for, against, and abstained with respect to this proposal were as follows:

For	Against	Abstain
15,356,609	422,804	3,148

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	The Navigators Group, Inc. Amended and Restated 2005 Stock Incentive Plan.

14.1 The Navigators Group, Inc. Corporate Code of Ethics and Conduct.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NAVIGATORS GROUP, INC.

By:    /s/ Bruce J. Byrnes
Name:   Bruce J. Byrnes
Title:   Senior Vice President, General Counsel and Secretary

Date:   May 28, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	The Navigators Group, Inc. Amended and Restated 2005 Stock Incentive Plan.

14.1	The Navigators Group, Inc. Corporate Code of Ethics and Conduct.